UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2005

MEMC Electronic Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)
501 Pearl Drive (City of O'Fallon) St. Peters, Missouri (636) 474-5000 (Address of principal executive offices)	63376 (Zip Code)
(636) 474-5000 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

2005 Base Salaries. On February 3, 2005, the Compensation and Nominating Committee (the "Committee") of the Board of Directors of MEMC Electronic Materials, Inc. (the "Company") approved annual base salaries, effective January 1, 2005, for the executive officers to be named in the Company's 2005 proxy statement (the "Named Executive Officers"), other than Nabeel Gareeb, in the amounts indicated below:

Name and Position	2005 Base Salary Amount
Thomas E. Linnen, Senior Vice President and Chief Financial Officer
$325,000

John A. Kauffmann, Senior Vice President, Sales and Marketing
$300,000

Shaker Sadasivam, Senior Vice President, Research and Development
$300,000

David L. Fleisher, Vice President, General Counsel and Corporate Secretary
$242,000

Each of the above Named Executive Officers is an employee at will. The Committee will adjust their base salary compensation from time to time as the Committee deems appropriate, generally annually. Mr. Gareeb, the Chief Executive Officer of the Company, is employed pursuant to the terms of an agreement that contemplates annual base salary adjustments. Mr. Gareeb's annual base salary has generally been adjusted each year on the anniversary of the April 2002 commencement date of the agreement.

Incentive Awards. On February 3, 2005, the Committee authorized the payment of cash incentive (i.e., bonus) awards to each of the Company's executive officers in respect of the year ended December 31, 2004 and certain interim periods. The incentive awards were made pursuant to the MEMC Cash Incentive Plan Covering Executive Officers. The awards were determined based substantially on the Company's and each executive's performance as measured against performance goals established earlier in 2004. The Committee approved the following awards for the Named Executive Officers:

Name and Position	Incentive Award
Nabeel Gareeb, President and Chief Executive Officer
$635,000

Thomas E. Linnen, Senior Vice President and Chief Financial Officer
$103,538

John A. Kauffmann, Senior Vice President, Sales and Marketing
$ 93,768

Shaker Sadasivam, Senior Vice President, Research and Development
$ 90,769

David L. Fleisher, Vice President, General Counsel and Corporate Secretary
$ 75,999

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.
Date: February 9, 2005	By:/s/ Thomas E. Linnen Name: Thomas E. Linnen Title: Senior Vice President and Chief Financial Officer